FRP HOLDINGS, INC./NEWS

Contact: John D. Baker III Chief Executive Officer	904/858-9100
FRP HOLDINGS, INC. (NASDAQ: FRPH) ANNOUNCES RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2024
FRP Holdings, Inc. (NASDAQ-FRPH) Jacksonville, Florida; November 6, 2024 –

FRP Holdings is a real estate asset developer and manager across three differing asset classes including Multifamily, Industrial and Commercial, and Mining and Royalty.
Third Quarter Highlights
•8% increase in Net Income ($1.4 million vs $1.3 million)
•39% increase in pro rata NOI ($11.3 million vs $8.1 million)
•Pro rata NOI includes a one-time, catch-up, minimum royalty payment of $1.9 million that applies to the prior twenty-four months as the tenant failed to meet a production requirement contained in the lease. This revenue was straight-lined over the life of the lease.
•23% increase in the Multifamily segment’s pro rata NOI primarily due to lease up of Bryant St., 408 Jackson, and The Verge. This comparison includes the results for these three projects from the same period last year (when these projects were still in our Development segment).
•10% increase in Industrial and Commercial segment NOI

Executive Summary and Analysis – In the third quarter, the Company saw a 39% improvement in pro rata NOI compared to the same period last year, and a 28% increase in pro rata NOI in the first nine months compared to the same period last year. This is consistent with the 26.4% CAGR at which we have grown pro rata NOI over the last three years on a trailing twelve month basis. The growth in pro rata NOI for the third quarter was driven by increases across all segments but particularly in the Mining and Royalties segment (80% increase). The substantial increase in Mining Royalty NOI was due to a $2 million increase in unrealized revenue. This was mostly the result of a one-time, minimum royalty payment at one location which is straight-lined across the life of the lease for GAAP revenue purposes.

Shell construction is nearly complete for our Chelsea Project in Harford County, MD, which we expect to come in under budget. We are working to get shovel ready the sites of our two industrial JV’s in Florida with an anticipated construction start for both in March of 2025. These three projects represent 640,000 square feet of new, Class A, industrial product requiring $116 million in total capex and are in keeping with our stated strategy of focusing on industrial development. We have underwritten all these projects at an unlevered 6-7% yield.
Comparative Results of Operations for the Three months ended September 30, 2024 and 2023
Consolidated Results

(dollars in thousands)	Three Months Ended September 30,
	2024	2023	Change	%
Revenues:
Lease revenue	$7,434	7,509	$(75)	-1.0%
Mining royalty and rents	3,199	3,082	117	3.8%
Total revenues	10,633	10,591	42	.4%

Cost of operations:
Depreciation, depletion and amortization	2,551	2,816	(265)	-9.4%
Operating expenses	1,860	2,012	(152)	-7.6%
Property taxes	850	919	(69)	-7.5%
General and administrative	2,289	1,948	341	17.5%
Total cost of operations	7,550	7,695	(145)	-1.9%

Total operating profit	3,083	2,896	187	6.5%

Net investment income	2,304	2,700	(396)	-14.7%
Interest expense	(742)	(1,116)	374	-33.5%
Equity in loss of joint ventures	(2,839)	(2,913)	74	-2.5%
(Loss) gain on sale of real estate	—	(1)	1	-100.0%
Income before income taxes	1,806	1,566	240	15.3%
Provision for income taxes	427	467	(40)	-8.6%

Net income	1,379	1,099	280	25.5%
Income (loss) attributable to noncontrolling interest	18	(160)	178	-111.3%
Net income attributable to the Company	$1,361	1,259	$102	8.1%

Net income for the third quarter of 2024 was $1,361,000 or $.07 per share versus $1,259,000 or $.07 per share in the same period last year. Pro rata NOI for the third quarter of 2024 was $11,272,000 versus $8,085,000 in the same period last year including the one-time, $1.9 million royalty payment referenced in the third quarter highlights. The third quarter of 2024 was impacted by the following items:
•Operating profit increased 6% as favorable results in Multifamily, Industrial and Commercial, and Mining were partially offset by higher net Development segment and General and administrative costs.

•Net investment income decreased $396,000 due to reduced income from our lending ventures ($75,000) and decreased preferred interest ($613,000) due to the conversion of FRP preferred equity to common equity at Bryant Street partially offset by increased earnings on cash equivalents ($292,000).
•Interest expense decreased $374,000 compared to the same quarter last year as we capitalized $408,000 more interest this quarter, partially offset by higher costs related to the increase in our line of credit with Wells Fargo. More interest was capitalized due to increased in-house and joint venture projects under development this quarter compared to last year.
•Equity in loss of Joint Ventures improved $74,000 due to improved results of our unconsolidated joint ventures. Results improved at The Verge ($372,000) due to lease up but were lower at .408 Jackson ($104,000) due to an increased real estate tax assessment and BC Realty ($196,000) due to a $302,000 write off of design costs for offices on phase II as we made the decision to repurpose the plan to a higher and better use.

Multifamily Segment (Consolidated)
Our Multifamily Segment has two consolidated joint ventures (Dock 79 and The Maren).

	Three months ended September 30
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$5,682	100.0%	5,633	100.0%	49	.9%

Depreciation and amortization	1,985	35.0%	2,265	40.1%	(280)	-12.4%
Operating expenses	1,573	27.7%	1,773	31.5%	(200)	-11.3%
Property taxes	565	9.9%	555	9.9%	10	1.8%

Cost of operations	4,123	72.6%	4,593	81.5%	(470)	-10.2%

Operating profit before G&A	$1,559	27.4%	1,040	18.5%	519	49.9%

Total revenues for our two consolidated joint ventures were $5,682,000, an increase of $49,000 versus $5,633,000 in the same period last year. Total operating profit before G&A for the consolidated joint ventures was $1,559,000, an increase of $519,000, or 50% versus $1,040,000 in the same period last year primarily due to lower depreciation and operating expenses. Depreciation decreased as some of the assets became fully depreciated. Operating expenses decreased due to lower maintenance, utilities, insurance and marketing costs.

Multifamily Segment (Pro rata unconsolidated)
Our Multifamily Segment has four unconsolidated joint ventures (Bryant Street, The Verge, Riverside, and .408 Jackson). Riverside was moved from the Development segment to the Multifamily segment in 2022, Bryant Street and .408 Jackson moved as of the beginning of 2024 and The Verge moved effective July 1, 2024, each upon reaching lease up stabilization.

	Three months ended September 30
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$5,119	100.0%	4,103	100.0%	1,016	24.8%

Depreciation and amortization	2,228	43.5%	1,813	44.2%	415	22.9%
Operating expenses	1,895	37.0%	1,652	40.3%	243	14.7%
Property taxes	467	9.1%	487	11.9%	(20)	-4.1%

Cost of operations	4,590	89.7%	3,952	96.3%	638	16.1%

Operating profit before G&A	$529	10.3%	151	3.7%	378	250.3%

For our four unconsolidated joint ventures, pro rata revenues were $5,119,000, an increase of $1,016,000 or 25% compared to $4,103,000 in the same period last year. Pro rata operating profit before G&A was $529,000, an increase of $378,000 or 250% versus $151,000 in the same period last year.
Multifamily Segment (Pro rata consolidated and pro rata unconsolidated)
For ease of comparison all the figures in the tables below include the results for Bryant Street, .408 Jackson, and The Verge from the same period last year (when these projects were still in our Development segment).

	Three months ended September 30
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$8,215	100.0%	7,171	100.0%	1,044	14.6%

Depreciation and amortization	3,316	40.4%	3,049	42.5%	267	8.8%
Operating expenses	2,749	33.5%	2,622	36.6%	127	4.8%
Property taxes	774	9.4%	788	11.0%	(14)	-1.8%

Cost of operations	6,839	83.3%	6,459	90.1%	380	5.9%

Operating profit before G&A	$1,376	16.7%	712	9.9%	664	93.3%

Depreciation and amortization	3,316		3,049		267
Unnrealized rents & other	30		64		(34)
Net operating income	$4,722	57.5%	3,825	53.3%	897	23.5%
/

The combined consolidated and unconsolidated pro rata net operating income this quarter for this segment was $4,722,000, up $897,000 or 23% compared to $3,825,000 in the same quarter last year. Most of this increase was from the lease up of Bryant Street, .408 Jackson, and The Verge. These three projects contributed $2,542,000 of pro rata NOI to this segment compared to $1,787,000 in the Development segment in the same quarter last year, an increase of $755,000. Same store NOI increased $142,000 or 7%,

Apartment Building	Units	Pro rata NOI Q3 2024	Pro rata NOI Q3 2023	Avg. Occupancy Q3 2024	Avg. Occupancy CY 2023	Renewal Success Rate Q3 2024	Renewal % increase Q3 2024

Dock 79 Anacostia DC	305	$964,000	$952,000	94.0%	94.4%	71.4%	2.9%
Maren Anacostia DC	264	$973,000	$855,000	94.9%	95.6%	50.7%	2.3%
Riverside Greenville	200	$243,000	$231,000	94.0%	94.5%	56.0%	2.7%
Bryant Street DC	487	$1,537,000	$1,210,000	91.5%	92.9%	56.7%	2.0%
.408 Jackson Greenville	227	$362,000	$284,000	94.5%	59.9%	52.9%	6.1%
Verge Anacostia DC	344	$643,000	$293,000	90.1%	47.3%	63.6%	3.9%
Multifamily Segment	1,483	$4,722,000	$3,825,000	92.8%	81.0%

Industrial and Commercial Segment

	Three months ended September 30
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$1,455	100.0%	1,442	100.0%	13	0.9%

Depreciation and amortization	360	24.7%	369	25.6%	(9)	(2.4%)
Operating expenses	185	12.7%	173	12.0%	12	6.9%
Property taxes	68	4.7%	62	4.3%	6	9.7%

Cost of operations	613	42.1%	604	41.9%	9	1.5%

Operating profit before G&A	$842	57.9%	838	58.1%	4	0.5%

Depreciation and amortization	360		369		(9)
Unrealized revenues	7		(111)		118
Net operating income	$1,209	83.1%	$1,096	76.0%	$113	10.3%
Total revenues in this segment were $1,455,000, up $13,000 or 1%, over the same period last year. Operating profit before G&A was $842,000, up $4,000 or 0.5% over the same quarter last year. We now have nine buildings in service at three different locations totaling 515,077 square feet of industrial and 33,708 square feet of office. These assets were 95.6% leased and occupied during the entire quarter. Net operating income in this segment was $1,209,000, up $113,000 or 10% compared to the same quarter last year primarily due to more unrealized rental revenue in the prior year due to rent abatements that expired in 2023.

Mining Royalty Lands Segment Results

	Three months ended September 30
(dollars in thousands)	2024	%	2023	%	Change	%

Mining royalty and rent revenue	$3,199	100.0%	3,082	100.0%	117	3.8%

Depreciation, depletion and amortization	163	5.1%	138	4.4%	25	18.1%
Operating expenses	20	0.6%	18	0.6%	2	11.1
Property taxes	70	2.2%	181	5.9%	(111)	-61.3%

Cost of operations	253	7.9%	337	10.9%	(84)	-24.9%

Operating profit before G&A	$2,946	92.1%	2,745	89.1%	201	7.3%

Depreciation and amortization	163		138		25
Unrealized revenues	1,994		(46)		2,040
Net operating income	$5,103	159.5%	$2,837	92.1%	$2,266	79.9%

Total revenues in this segment were $3,199,000, an increase of $117,000 or 3.8% versus $3,082,000 in the same period last year. Royalty tons were down 3%. Total operating profit before G&A in this segment was $2,946,000, an increase of $201,000 versus $2,745,000 in the same period last year due to higher revenues and lower property taxes. Net Operating Income this quarter for this segment was $5,103,000, up $2,266,000 or 80% compared to the same quarter last year mostly due to a $2,040,000 increase in unrealized revenues. This was mostly the result of a one-time, minimum royalty payment at one location which is straight-lined across the life of the lease for GAAP revenue purposes.

Development Segment Results

	Three months ended September 30
(dollars in thousands)	2024	2023	Change

Lease revenue	$297	434	(137)

Depreciation, depletion and amortization	43	44	(1)
Operating expenses	82	48	34
Property taxes	147	121	26

Cost of operations	272	213	59

Operating profit before G&A	$25	221	(196)

With respect to ongoing Development Segment projects:
•We entered into two new joint venture agreements in early 2024 with BBX Logistics. The first joint venture is a 200,000 square-foot warehouse development project in Lakeland, FL, and the second joint venture is a 182,000 square-foot warehouse redevelopment project in Broward County, FL. We anticipate construction to start on both projects in the first quarter of 2025.
•Last summer we broke ground on a new speculative warehouse project in Aberdeen, MD on Chelsea Road. Vertical construction is underway. This Class A, 258,000 square foot building is due to be complete in the 4th quarter of 2024.
•We are the principal capital source to develop 344 residential lots on 110 acres in Harford County, MD. We have funded $25.5 million of our $31.1 million total commitment. A national homebuilder is under contract to purchase all 222 townhome lots and 122 single family lots. At quarter-end, 79 lots have been sold and $12.9 million of preferred interest and principal has been returned to the company of which $3.6 million was booked as profit to the Company.

Nine Month Highlights
•94% increase in Net Income ($4.7 million vs $2.4 million)
•28% increase in pro rata NOI ($29.0 million vs $22.7 million), including the one-time, $1.9 million minimum royalty payment referenced previously
•39% increase in the Multifamily segment’s pro rata NOI primarily due to lease up of Bryant St., 408 Jackson, and The Verge. This comparison includes the results for these three projects from the same period last year (when these projects were still in our Development segment).
•11% increase in Industrial and Commercial revenue and 30% increase in that segment’s NOI

Comparative Results of Operations for the Nine months ended September 30, 2024 and 2023
Consolidated Results

(dollars in thousands)	Nine Months Ended September 30,
	2024	2023	Change	%
Revenues:
Lease revenue	$21,850	21,773	$77	.4%
Mining royalty and rents	9,393	9,628	(235)	-2.4%
Total revenues	31,243	31,401	(158)	-.5%

Cost of operations:
Depreciation/depletion/amortization	7,629	8,415	(786)	-9.3%
Operating expenses	5,429	5,574	(145)	-2.6%
Property taxes	2,517	2,745	(228)	-8.3%
General and administrative	6,883	6,150	733	11.9%
Total cost of operations	22,458	22,884	(426)	-1.9%

Total operating profit	8,785	8,517	268	3.1%

Net investment income	8,795	8,207	588	7.2%
Interest expense	(2,482)	(3,251)	769	-23.7%
Equity in loss of joint ventures	(8,582)	(10,585)	2,003	-18.9%
Gain on sale of real estate	—	7	(7)	-100.0%
Income before income taxes	6,516	2,895	3,621	125.1%
Provision for income taxes	1,743	898	845	94.1%

Net income	4,773	1,997	2,776	139.0%
Income (loss) attributable to noncontrolling interest	67	(425)	492	-115.8%
Net income attributable to the Company	$4,706	$2,422	$2,284	94.3%

Net income for the first nine months of 2024 was $4,706,000 or $.25 per share versus $2,422,000 or $.13 per share in the same period last year. Pro rata NOI for the first nine months of 2024 was $29,036,000 versus $22,687,000 in the same period last year. The first nine months of 2024 were impacted by the following items:
•Operating profit increased 3.1% as favorable results in Multifamily and Industrial and Commercial were mostly offset by lower Mining profits and higher net Development and General and administrative costs.
•Pro rata NOI includes a one-time, catch-up, minimum royalty payment of $1,853,000 that applies to the prior twenty-four months as the tenant failed to meet a production requirement contained in the lease. This revenue was straight-lined over the life of the lease.
•Net investment income increased $588,000 due to increased earnings on cash equivalents ($1,252,000) and increased income from our lending ventures ($1,155,000), partially offset by decreased preferred interest ($1,819,000) due to the conversion of FRP preferred equity to common equity at Bryant Street.
•Interest expense decreased $769,000 compared to the same period last year as we capitalized $869,000 more interest, partially offset by increased costs related to the increase in our line of credit with Wells

Fargo. More interest was capitalized due to increased in-house and joint venture projects under development this quarter compared to last year.
•Equity in loss of Joint Ventures improved $2,003,000 due to improved results at our unconsolidated joint ventures. Results improved at The Verge ($1,959,000) and .408 Jackson ($169,000).

Multifamily Segment (Consolidated)

	Nine Months Ended September 30,
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$16,592	100.0%	16,454	100.0%	138	.8%

Depreciation and amortization	5,947	35.9%	6,797	41.3%	(850)	-12.5%
Operating expenses	4,553	27.4%	4,818	29.3%	(265)	-5.5%
Property taxes	1,665	10.0%	1,649	10.0%	16	1.0%

Cost of operations	12,165	73.3%	13,264	80.6%	(1,099)	-8.3%

Operating profit before G&A	$4,427	26.7%	3,190	19.4%	1,237	38.8%

Total revenues for our two consolidated joint ventures were $16,592,000, an increase of $138,000 versus $16,454,000 in the same period last year. Total operating profit before G&A for the consolidated joint ventures was $4,427,000, an increase of $1,237,000, or 39% versus $3,190,000 in the same period last year primarily due to lower depreciation and operating expense. Depreciation decreased as some of the assets became fully depreciated. Operating expenses decreased due to lower maintenance, utilities, insurance and marketing costs.

Multifamily Segment (Pro rata unconsolidated)

	Nine Months Ended September 30,
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$15,173	100.0%	10,377	100.0%	4,796	46.2%

Depreciation and amortization	6,747	44.5%	5,854	56.4%	893	15.3%
Operating expenses	5,358	35.3%	4,667	45.0%	691	14.8%
Property taxes	1,665	11.0%	1,292	12.5%	373	28.9%

Cost of operations	13,770	90.8%	11,813	113.8%	1,957	16.6%

Operating profit	$1,403	9.2%	(1,436)	(13.8%)	2,839

For our four unconsolidated joint ventures, pro rata revenues were $15,173,000, an increase of $4,796,000 or 46% compared to $10,377,000 in the same period last year. Pro rata operating profit before G&A was $1,403,000, an increase of $2,839,000 versus a loss of $1,436,000 in the same period last year.
Multifamily Segment (Pro rata consolidated and pro rata unconsolidated)
For ease of comparison all the figures in the tables below include the results for Bryant Street, .408 Jackson, and The Verge from prior periods (when these projects were still in our Development segment).

	Nine Months Ended September 30,
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$24,214	100.0%	19,343	100.0%	4,871	25.2%

Depreciation and amortization	10,006	41.3%	9,565	49.4%	441	4.6%
Operating expenses	7,844	32.4%	7,324	37.9%	520	7.1%
Property taxes	2,570	10.6%	2,188	11.3%	382	17.5%

Cost of operations	20,420	84.3%	19,077	98.6%	1,343	7.0%

Operating profit before G&A	$3,794	15.7%	266	1.4%	3,528	1326.3%

Depreciation and amortization	10,006		9,565		441
Unnrealized rents & other	91		184		(93)
Net operating income	$13,891	57.4%	10,015	51.8%	3,876	38.7%

The combined consolidated and unconsolidated pro rata net operating income this quarter for this segment was $13,891,000, up $3,876,000 or 39% compared to $10,015,000 in the same period last year. Most of this increase was from the lease up of Bryant Street, .408 Jackson, and The Verge. These three projects contributed $7,547,000 of pro rata NOI to this segment compared to $3,803,000 in the Development segment in the same period last year, an increase of $3,744,000. Same store NOI increased $132,000 or 2%.

Apartment Building	Units	Pro rata NOI YTD 2024	Pro rata NOI YTD 2023	Avg. Occupancy YTD 2024	Avg. Occupancy CY 2023	Renewal Success Rate YTD 2024	Renewal % increase YTD 2024

Dock 79 Anacostia DC	305	$2,842,000	$2,825,000	94.1%	94.4%	68.3%	3.2%
Maren Anacostia DC	264	$2,820,000	$2,711,000	94.5%	95.6%	56.8%	2.2%
Riverside Greenville	200	$682,000	$676,000	93.6%	94.5%	57.5%	3.1%
Bryant Street DC	487	$4,588,000	$3,595,000	91.9%	92.9%	57.5%	2.8%
.408 Jackson Greenville	227	$1,000,000	$350,000	94.6%	59.9%	53.3%	5.0%
Verge Anacostia DC	344	$1,959,000	-$142,000	89.7%	47.3%	67.4%	1.8%
Multifamily Segment	1,483	$13,891,000	$10,015,000	92.7%

Industrial and Commercial Segment

	Nine Months Ended September 30,
(dollars in thousands)	2024	%	2023	%	Change	%

Lease revenue	$4,353	100.0%	3,932	100.0%	421	10.7%

Depreciation and amortization	1,083	24.8%	1,006	25.6%	77	7.7%
Operating expenses	591	13.6%	490	12.5%	101	20.6%
Property taxes	195	4.5%	185	4.7%	10	5.4%

Cost of operations	1,869	42.9%	1,681	42.8%	188	11.2%

Operating profit before G&A	$2,484	57.1%	2,251	57.2%	233	10.4%

Depreciation and amortization	1,083		1,006		77
Unrealized revenues	(12)		(531)		519
Net operating income	$3,555	81.7%	$2,726	69.3%	$829	30.4%
Total revenues in this segment were $4,353,000, up $421,000 or 11%, over the same period last year. Operating profit before G&A was $2,484,000, up $233,000 or 10% from $2,251,000 in the same quarter last year. Revenues and operating profit are up because of full occupancy at 1841 62nd Street (which had only $11,000 of revenue in the first quarter last year) and the addition of 1941 62nd Street to this segment in March 2023. We were 95.6% leased and occupied during the entire period. Net operating income in this segment was $3,555,000, up $829,000 or 30% compared to the same period last year partially due to $519,000 more unrealized rental revenue in the prior year due to rent abatements that expired in 2023.
Mining Royalty Lands Segment Results

	Nine Months Ended September 30,
(dollars in thousands)	2024	%	2023	%	Change	%

Mining royalty and rent revenue	$9,393	100.0%	9,628	100.0%	(235)	-2.4%

Depreciation, depletion and amortization	471	5.0%	472	4.9%	(1)	-0.2%
Operating expenses	53	0.6%	51	0.5%	2	3.9
Property taxes	214	2.3%	324	3.4%	(110)	-34.0%

Cost of operations	738	7.9%	847	8.8%	(109)	-12.9%

Operating profit before G&A	$8,655	92.1%	8,781	91.2%	(126)	-1.4%

Depreciation and amortization	471		472		(1)
Unrealized revenues	1,765		(143)		1,908
Net operating income	$10,891	115.9%	$9,110	94.6%	$1,781	19.5%

Total revenues in this segment were $9,393,000, a decrease of $235,000 or 2% versus $9,628,000 in the same period last year. Royalty revenues were impacted by the deduction of royalties to resolve an $842,000 overpayment which we referenced previously. Through the first three quarters of this year, the tenant has withheld $619,000 in royalties otherwise due to the Company with the remainder ($223,000) withheld in the fourth quarter of 2023. There are no further amounts to be withheld moving forward. Royalty tons were down 8%. Total operating profit before G&A in this segment was $8,655,000, a decrease of $126,000 versus $8,781,000 in the same period last year. Net operating income in this segment was $10,891,000, up $1,781,000 or 20% compared to the same period last year mostly due to a $1,908,000 increase in unrealized revenues (see discussion in the Mining segment's quarterly analysis).

Development Segment Results

	Nine Months Ended September 30,
(dollars in thousands)	2024	2023	Change

Lease revenue	$905	1,387	(482)

Depreciation, depletion and amortization	128	140	(12)
Operating expenses	232	215	17
Property taxes	443	587	(144)

Cost of operations	803	942	(139)

Operating profit before G&A	$102	445	(343)

FRP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited) (In thousands, except share data)

Assets:	September 30 2024	December 31 2023
Real estate investments at cost:
Land	$168,958	141,602
Buildings and improvements	283,104	282,631
Projects under construction	29,414	10,845
Total investments in properties	481,476	435,078
Less accumulated depreciation and depletion	75,183	67,758
Net investments in properties	406,293	367,320

Real estate held for investment, at cost	11,290	10,662
Investments in joint ventures	157,272	166,066
Net real estate investments	574,855	544,048

Cash and cash equivalents	144,681	157,555
Cash held in escrow	981	860
Accounts receivable, net	1,826	1,046
Federal and state income taxes receivable	—	337
Unrealized rents	1,395	1,640
Deferred costs	2,569	3,091
Other assets	611	589
Total assets	$726,918	709,166

Liabilities:
Secured notes payable	$178,816	178,705
Accounts payable and accrued liabilities	6,060	8,333
Other liabilities	1,487	1,487
Federal and state income taxes payable	452	—
Deferred revenue	2,392	925
Deferred income taxes	68,356	69,456
Deferred compensation	1,451	1,409
Tenant security deposits	801	875
Total liabilities	259,815	261,190

Commitments and contingencies	—	—

Equity:
Common stock, $.10 par value 25,000,000 shares authorized, 19,030,474 and 18,968,448 shares issued and outstanding, respectively	1,903	1,897
Capital in excess of par value	68,313	66,706
Retained earnings	350,588	345,882
Accumulated other comprehensive income, net	80	35
Total shareholders’ equity	420,884	414,520
Noncontrolling interests	46,219	33,456
Total equity	467,103	447,976
Total liabilities and equity	$726,918	709,166

Non-GAAP Financial Measures.
To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. We believe these non-GAAP measures provide useful information to our Board of Directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes. We provide Pro rata net operating income (NOI) because we believe it assists investors and analysts in estimating our economic interest in our consolidated and unconsolidated partnerships, when read in conjunction with our reported results under GAAP. This measure is not, and should not be viewed as, a substitute for GAAP financial measures. For ease of comparison all the figures in the tables below include the results for Bryant Street, .408 Jackson, and The Verge in the Multifamily segment for all periods shown.

Pro rata Net Operating Income Reconciliation
Nine months ended 09/30/24 (in thousands)
	Industrial and Commercial Segment	Development Segment	Multifamily Segment	Mining Royalties Segment	Unallocated Corporate Expenses	FRP Holdings Totals

Net income (loss)	$1,222	(2,498)	(3,951)	5,884	4,116	4,773
Income tax allocation	376	(767)	(1,224)	1,808	1,550	1,743

Income (loss) before income taxes	1,598	(3,265)	(5,175)	7,692	5,666	6,516

Less:
Unrealized rents	12	—	—	—	—	12
Interest income		2,995			5,800	8,795
Plus:
Unrealized rents	—	—	—	1,765	—	1,765
Professional fees	—	—	15	—	—	15
Equity in loss of joint ventures	—	2,081	6,466	35	—	8,582
Interest expense	—	—	2,348	—	134	2,482
Depreciation/amortization	1,083	128	5,947	471	—	7,629
General and administrative	886	4,281	788	928	—	6,883
						—
Net operating income (loss)	3,555	230	10,389	10,891	—	25,065

NOI of noncontrolling interest	—	—	(4,727)	—	—	(4,727)
Pro rata NOI from unconsolidated joint ventures	—	469	8,229	—	—	8,698

Pro rata net operating income	$3,555	699	13,891	10,891	—	29,036

Pro rata Net Operating Income Reconciliation
Nine months ended 09/30/23 (in thousands)

	Industrial and Commercial Segment	Development Segment	Multifamily Segment	MiningRoyalties Segment	Unallocated Corporate Expenses	FRP Holdings Totals

Net income (loss)	$892	(7,192)	(816)	5,842	3,270	1,996
Income tax allocation	331	(2,667)	(145)	2,168	1,212	899

Income (loss) before income taxes	1,223	(9,859)	(961)	8,010	4,482	2,895

Less:
Unrealized rents	531	—	—	143	—	674
Gain on sale of real estate	—	—	—	10	—	10
Interest income	—	3,692	—	—	4,515	8,207
Plus:
Unrealized rents	—	—	117	—	—	117
Loss on sale of real estate	2	—	1	—	—	3
Professional fees	—	—	59	—	—	59
Equity in loss of joint ventures	—	10,256	298	31	—	10,585
Interest Expense	—	—	3,218	—	33	3,251
Depreciation/amortization	1,006	140	6,797	472	—	8,415
General and administrative	1,026	3,740	634	750	—	6,150

Net operating income (loss)	2,726	585	10,163	9,110	—	22,584

NOI of noncontrolling interest	—	—	(4,627)	—	—	(4,627)
Pro rata NOI from unconsolidated joint ventures	—	251	4,479	—	—	4,730

Pro rata net operating income	$2,726	836	10,015	9,110	—	22,687

Conference Call
The Company will host a conference call on Wednesday, November 6, 2024 at 4:00 p.m. (EDT). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-800-343-5172 (passcode 83364) within the United States. International callers may dial 1-203-518-9856 (passcode 83364). Audio replay will be available until November 20, 2024 by dialing 1-800-753-5207 within the United States. International callers may dial 1-402-220-2156. No passcode needed. An audio replay will also be available on the Company’s investor relations page (https://www.frpdev.com/investor-relations/) following the call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the possibility that we may be unable to find appropriate investment opportunities; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the MidAtlantic and Florida; multifamily demand in Washington D.C. and Greenville, South Carolina; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.
FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, (iv) leasing and management of residential apartment buildings.